Exhibit 99.1
NXSTAGE REPORTS FOURTH QUARTER AND FULL-YEAR 2009 FINANCIAL RESULTS
THAT EXCEED COMPANY GUIDANCE
Highlights:
•	Full-Year Revenue Increases to $148.7 million, 15% Annual Growth

•	Full-Year Home Revenue Increases to $63.5 million, 31% Annual Growth

•	Q4 Gross Margin Improves to 28%, Up 300 bps Sequentially

•	2010 Outlook Signals Continuing Momentum in Home Market and Improved Cash Flow
LAWRENCE, Mass., February 25, 2010 — NxStage Medical, Inc. (Nasdaq: NXTM), a leading manufacturer of innovative dialysis products, today reported financial results for the three months and twelve months ended December 31, 2009, that include revenue and Adjusted EBITDA results above the top end of its guidance ranges.
Net revenue for the twelve months ended December 31, 2009, increased 15 percent to $148.7 million compared with revenue of $128.8 million for the full-year 2008. Revenue for the fourth quarter of 2009 increased 14 percent to a record $40.5 million compared with revenue of $35.7 million for the fourth quarter of 2008. The increase in both periods was driven by better than expected performance within the Company’s Home and Critical Care markets, which experienced annual growth of 31 percent and 20 percent, respectively, over 2008.
Home revenues grew to $63.5 million for the full-year 2009 compared with revenues of $48.3 million for the full-year 2008. Home revenues increased to $17.5 million in the fourth quarter of 2009 compared with revenue of $13.5 million in the fourth quarter of 2008, representing a 30 percent increase.
Critical Care revenues grew to $22.3 million for the full-year 2009 compared with revenues of $18.6 million for the full-year 2008. Revenues in the Critical Care market increased to $7.0 million in the fourth quarter of 2009, compared with revenue of $5.4 million in the fourth quarter of 2008, representing a 28 percent increase.
Annual revenues in the In-Center market, from the Company’s Medisystems business, were $62.9 million for the full-year 2009, compared with revenues of $61.9 million for the full-year 2008. Fourth quarter revenues were $16.0 million, in line with the Company’s expectations and compared with $16.7 million in the fourth quarter of 2008.
“We are very pleased with the performance of the Company operationally, financially and strategically,” stated Jeffrey H. Burbank, Chief Executive Officer of NxStage Medical, Inc. “As a result of many successful activities during 2009, our business is strikingly different than it was a year ago at this time. We believe the systematic execution against our strategic initiatives throughout the past year positions us well for future growth and improved cash flow.”
NxStage reported a net loss of $43.5 million or ($0.93) per share for the full-year 2009 compared with a net loss of $51.2 million or ($1.23) per share for the full-year 2008. The Company reported a net loss of $8.7 million or ($0.19) per share for the fourth quarter of 2009 compared with a net loss of $9.8 million, or ($0.21) per share for the fourth quarter of 2008.
For the full-year 2009, the Company reported an Adjusted EBITDA loss, adjusted for stock-based compensation, deferred revenue recognized and other non-cash and non-recurring expenses, of $12.7 million, compared with an Adjusted EBITDA loss of $29.2 million for the full-year 2008. For the fourth quarter of 2009, the Company had a $1.2 million Adjusted EBITDA loss, compared with an Adjusted EBITDA loss of $6.0 million in the fourth quarter of 2008. Both the annual and quarterly results were better than the Company’s guidance for an Adjusted EBITDA loss of $13 to $18 million and $1.5 to $2.5 million for the full-year and fourth quarter of 2009, respectively. (See the exhibits for a reconciliation of this non-GAAP measure.)
Guidance:
For the first quarter of 2010, the Company is forecasting revenues to be between $38 million and $39.5 million, a net loss in the range of $9.0 to $10.0 million or ($0.19) to ($0.21) per share, and an Adjusted EBITDA loss in the range of $1 to $2 million.
For the full fiscal year 2010, the Company is forecasting revenues to be between $163 to $170 million, a net loss in the range of $28 to $33 million or ($0.60) to ($0.71) per share, and for Adjusted EBITDA to be in the range of a positive $1 million to ($3.0) million. The Company expects to achieve consolidated gross margins of between 33 percent to 37 percent in the fourth quarter of 2010.
This release contains a non-GAAP financial measure, a reconciliation of the Company’s non-GAAP financial measure to its most comparable GAAP financial measure is in the exhibits to this press release.
Conference Call:
NxStage will also host a conference call today, February 25, 2010 at 9:00 a.m. Eastern Time to discuss its fourth quarter and full year 2009 financial results. To listen to the conference call, please dial 866-356-4441 (domestic) or 617-597-5396 (international). The passcode is 53221195. The call will also be webcast LIVE and can be accessed via the investor relations section of the Company’s website at www.nxstage.com/ir.cfm.
A replay of the conference call will be available 2 hours after the start of the call through March 11, 2010. To access the replay dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter passcode 89582057. An online archive of the conference call can be accessed via the investor relations section of the Company’s website at www.nxstage.com/ir.cfm.
About NxStage
NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of ESRD and acute kidney failure. For more information on NxStage and its products, please visit the company’s website at www.nxstage.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward- looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company’s products, anticipated operating results, including revenues, loss, gross margin and Adjusted EBITDA numbers, expectations regarding achievement of improved cash flow, and other expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage’s products, growth in home and/or daily hemodialysis, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and daily hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our major customers, including DaVita Inc., and certain other factors that may affect future operating results and which are detailed in NxStage’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the period ended September 30, 2009.
In addition, the statements in this press release represent NxStage’s expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage’s expectations or beliefs as of any date subsequent to the date of this press release.
Contact:
Kristen K. Sheppard, Esq.
VP, Investor Relations
ksheppard@nxstage.com
Non-GAAP Financial Measure
The Company discloses a non-GAAP financial measure to supplement the Company’s consolidated financial statements presented on a GAAP basis. This non-GAAP measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States and may be different from similar non-GAAP financial measures used by other companies. The non-GAAP financial measure disclosed by the Company is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Management uses Adjusted EBITDA (EBITDA adjusted for stock based-compensation, deferred revenue recognized, and other non-cash and non-recurring expenses) to understand operational cash usage. The Company believes this non-GAAP financial measure provides useful and supplementary information allowing investors greater transparency to one measure used by management. This non-GAAP financial measure is meant to supplement, and to be viewed in conjunction with, GAAP financial measures. This non-GAAP financial measure is reconciled to the most comparable GAAP financial measure below.

NxStage Medical, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues	$40,510	$35,676	$148,676	$128,763
Cost of revenues	29,063	28,515	111,812	108,387

Gross profit	11,447	7,161	36,864	20,376

Operating expenses:
Selling and marketing	7,956	7,028	30,047	27,965
Research and development	2,434	2,416	9,814	8,890
Distribution	3,442	4,065	13,918	14,267
General and administrative	5,020	4,796	19,532	19,239

Total operating expenses	18,852	18,305	73,311	70,361

Loss from operations	(7,405)	(11,144)	(36,447)	(49,985)

Other income (expense):
Interest income	3	191	35	489
Interest expense	(1,308)	(969)	(6,790)	(3,877)
Change in fair value of financial instruments	—	2,285	—	2,536

	(1,305)	1,507	(6,755)	(852)

Net loss before income taxes	(8,710)	(9,637)	(43,202)	(50,837)

Provision for income taxes	(33)	126	265	374

Net loss	$(8,677)	$(9,763)	$(43,467)	$(51,211)

Net loss per share, basic and diluted	$(0.19)	$(0.21)	$(0.93)	$(1.23)

Weighted-average shares outstanding, basic and diluted	46,704	46,492	46,627	41,803

NxStage Medical, Inc.
Consolidated Balance Sheets
(amounts in thousands, except share data)
(unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$21,720	$26,642
Accounts receivable, net	14,238	11,886
Inventory	28,117	30,862
Prepaid expenses and other current assets	1,227	2,011

Total current assets	65,302	71,401

Property and equipment, net	10,336	12,254
Field equipment, net	21,726	30,445
Deferred cost of revenues	27,799	23,711
Intangible assets, net	28,208	31,004
Goodwill	42,698	42,698
Other assets	909	553

Total assets	$196,978	$212,066

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,827	$17,183
Accrued expenses	9,377	10,746
Current portion of long-term debt	61	9,110

Total current liabilities	29,265	37,039

Deferred revenue	38,490	29,634
Long-term debt	37,854	21,054
Other long-term liabilities	1,923	1,892

Total liabilities	107,532	89,619

Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding as of December 31, 2009 and 2008	—	—

Common stock: par value $0.001, 100,000,000 shares authorized; 46,795,859 and 46,548,585 shares issued and outstanding as of December 31, 2009 and 2008, respectively	47	47
Additional paid-in capital	365,548	355,266
Accumulated deficit	(276,714)	(233,247)
Accumulated other comprehensive income	565	381

Total stockholders’ equity	89,446	122,447

Total liabilities and stockholders’ equity	$196,978	$212,066

NxStage Medical, Inc.
Cash Flows from Operating Activities
(amounts in thousands)
(unaudited)

	Years Ended
	December 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(43,467)	$(51,211)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	20,778	19,201
Amortization of inventory step-up	—	52
Stock-based compensation	9,226	5,842
Change in fair value of financial instruments	—	(2,536)
Other	2,690	1,038
Changes in operating assets and liabilities:
Accounts receivable	(2,208)	(4,761)
Inventory	(9,209)	(23,431)
Prepaid expenses and other current assets	1,513	747
Accounts payable	2,568	(4,626)
Accrued expenses and other liabilities	(119)	(3,641)
Deferred revenue	5,071	10,104

Net cash used in operating activities	$(13,157)	$(53,222)

NxStage Medical Inc.
Revenue by Segment
(amounts in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

System One segment
Home	$17,547	$13,512	$63,461	$48,319
Critical Care	6,959	5,447	22,340	18,554

Total System One segment	24,506	18,959	85,801	66,873
In-Center segment	16,004	16,717	62,875	61,890

Total	$40,510	$35,676	$148,676	$128,763

NxStage Medical Inc.
Non-GAAP Financial Measures
(amounts in millions)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net loss	$8.7	$9.8	$43.5	$51.2
Less: Depreciation, amortization, interest, and taxes	(6.7)	(6.0)	(27.9)	(23.0)
Less: Adjusting items*	(0.8)	2.2	(2.9)	1.0

Adjusted EBITDA loss	$1.2	$6.0	$12.7	$29.2

*	Adjusting items include stock-based compensation, deferred revenue recognized and other non-cash and non-recurring expenses

NxStage Medical Inc.
Non-GAAP Financial Guidance
(amounts in millions)
(unaudited)

	Three Months Ending		Twelve Months Ending
	March 31, 2010		December 31, 2010
	Low	High	Low	High
	Estimate	Estimate	Estimate	Estimate

Net loss	$9.0	$10.0	$28.0	$33.0
Less: Depreciation amortization, interest, and taxes	(7.0)	(7.0)	(27.0)	(27.5)
Less: Adjusting items*	(1.0)	(1.0)	(2.0)	(2.5)

Adjusted EBITDA loss	$1.0	$2.0	$(1.0)	$3.0

*	Adjusting items include stock-based compensation, deferred revenue recognized and other non-cash and non-recurring expenses